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                                                                    EXHIBIT 10.2

                  PROPERTY AND PARTNERSHIP MANAGEMENT AGREEMENT

        THIS PROPERTY MANAGEMENT AGREEMENT is entered into effective as of the 28th day of January, 1999, by and between HARTMAN REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (hereinafter called "Owner"), and HARTMAN MANAGEMENT, INC., (hereinafter called "Manager"),

                                   WITNESSETH

        WHEREAS, Owner is the owner of the properties described in Schedule A attached hereto (collectively, the "Properties"); and

        WHEREAS, Owner wishes to obtain the benefits of Manager's expertise in the field of real estate management by relinquishing to Manager control in the operation, direction, management and supervision of the Properties, subject to the terms and provisions of this Agreement, and Manager for a fee agrees to assume said control and discretion in the operation, direction, management and supervision of the Properties on behalf of Owner.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and of other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE 1

                                   APPOINTMENT

        Owner contracts with Manager to manage, operate, direct and supervise the Properties, as well as all other properties acquired by Owner from time to time, on behalf of Owner and to provide services as required under this Agreement.

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                                    ARTICLE 2

                                      TERM

        Subject to and upon the terms and conditions set forth in this Agreement (including without limitation Article 12), the term of this Agreement shall commence on February 1, 1999, and shall automatically renew for successive one year terms unless terminated in writing by either party at least thirty (30) days prior to the expiration of a previous term.

                                    ARTICLE 3

                                  RELATIONSHIP

        Manager shall at all times be the independent contractor of Owner and not the employee or agent of Owner. Manager shall have no right or power to contract with third parties for, on behalf of, or in the name of Owner or otherwise to bind Owner. Except as expressly provided herein to the contrary, Owner agrees to be responsible for and shall reimburse Manager for all costs, expenses and disbursements reasonably and properly incurred by Manager in accordance with the provisions of this Agreement in providing management and operational services hereunder, such as, but not limited to, contracts for cleaning services, contracts for landscaping or maintenance services and orders for supplies and equipment, and Owner agrees to indemnify and hold Manager harmless from and against the same. Owner agrees to name Manager as an additional insured on all comprehensive general liability insurance maintained by Owner and relating to the Properties, and Owner shall pay the cost of any comprehensive general liability insurance policy maintained by Manager and relating to the Properties, but only to the extent that such is reasonable, is not duplicate of insurance maintained by Owner (but only if such insurance of Owner names Manager as an additional insured), and is approved by Owner.

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                                    ARTICLE 4

                                  ASSIGNABILITY

        Manager shall not assign this Agreement or any rights hereunder, nor shall Manager delegate its duties hereunder, without the prior written consent of Owner; provided, however, Manager may assign this Agreement and delegate its duties to any entity which succeeds to all or substantially all of the assets of Manager and/or to any entity which is owned or controlled by Allen R. Hartman, and Manager may delegate certain of its duties to its employees, agents and contractors as contemplated by the provisions of this Agreement.

                                    ARTICLE 5

                               SERVICES OF MANAGER

        5.1 Manager shall manage, operate and maintain the Properties in a manner normally associated with the management and operation of properties that are similar in size, scope and use as the Properties. Manager shall at all times deal with third parties (whether or not affiliated with Manager) at arms' length and in Owner's interest at all times.

        5.2 Manager shall have in its employ at all times a sufficient number of capable employees to enable it to properly, adequately, safely and economically manage, operate and maintain the Properties. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager. Manager is in all respects the employer of such employees, but Owner may require that any particular employee or employees be removed from duty with respect to the Properties, if Owner reasonably deems such employee or employees to be incompetent, careless, insubordinate or otherwise objectionable. Manager shall fully comply with all applicable laws and regulations

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having to do with workman's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. All employees engaged by Manager shall be the employees of Manager and not of Owner.

        5.3 Manager shall prepare and submit to Owner a proposed operating budget for the Properties for the management and operation of the Properties for the forthcoming calendar year (or in the case of the first calendar year in which the term hereof commences, the remainder of such year if it is not a full calendar year). The first such budget shall be submitted to Owner within thirty
(30) days after the commencement of the term of this Agreement and in the future a subsequent proposed budget shall be delivered to Owner no later than November 1 of each calendar year. By November 1 of each calendar year, Manager will submit to Owner a summary of the actual (through September 30) and projected (for the full year) results of management and operation of the Properties for such calendar year. Owner will consider the proposed budgets and then will consult with Manager within thirty (30) days after they are submitted in order to agree on an "Approved Operating Budget". Manager shall have the right from time to time during each calendar year to submit revised budgets to Owner, and Owner shall endeavor to approve the same or revisions thereto as Owner and Manager may deem proper and as promptly as practicable.

Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs (net of amounts, if any, recovered from third parties) of maintaining and operating the Properties shall not exceed the approved budget pertaining thereto.

        5.4 Manager shall use diligent efforts to collect all rents (including billings resulting from tenant participation in operating expenses, taxes and common area maintenance

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charges) and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Properties or any portion thereof. Manager shall identify any amounts due to Owner from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage, and retail income. All monies so collected shall be deposited in the Receipts Account. Manager cannot and may not terminate any lease, lock out a tenant, institute a suit for rent or for use and occupancy, or institute proceedings for recovery of possession of any properties, without the prior written approval of Owner. In connection with such suits or proceedings only legal counsel designated by Owner shall be retained. The estimated costs of legal services to be incurred in bringing such approved suit or proceeding shall be submitted to Owner for its approval. Manager shall not write off any rental income of more than $1,000 for any single tenant without the prior written approval of Owner.

        5.5 Manager shall act as leasing manager for the Properties and be responsible for the leasing activities of the Properties, including the development of a marketing program and leasing guidelines (including rental rates, lease terms, and similar items). It is understood that a marketing program and leasing guidelines will be submitted to Owner prior to November 1 of each year, and Owner shall endeavor to approve a marketing program and leasing guidelines within thirty (30) days after a submission is made by Manager. Once the marketing program and leasing guidelines are approved by Owner, Manager may act without further approvals as long as Manager acts within the approved guidelines of the marketing program and leasing guidelines. It is understood that Owner is the only signatory authority for the execution of all lease and related

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leasing documents and Manager shall not represent to the contrary to prospective tenants and other parties.

        5.6 Manager shall institute and supervise all ordinary and extraordinary repairs, decorations and alterations, including the administration of a preventative maintenance program for all mechanical, electrical and plumbing systems and equipment, provided that such (unless the same relate to emergencies) are included in an Approved Operating Budget.

        5.7 Manager shall institute and supervise all operational activities of the Properties (such as the following, but not limited to this listing):

        (a)     Supervision of the cleaning;

        (b)     Supervision of the security on behalf of Owner;

        (c)     Supervision of any landscaping;

        (d)     Supervision of the window washing;

        (e) Responsibility for and supervision of the central plant and other H.V.A.C. equipment;

        (f) Responsibility for and supervision of a preventative maintenance program;

        (g) Responsibility for and supervision for any necessary repairs to the Properties;

        (h) Supervision for the maintenance of the elevators serving the Properties;

        (i) Responsibility for making arrangements for and administering account for utilities; and

        (j) Any other activity expedient to the normal operation of properties similar to the Properties.

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        As used herein, "supervise" and "supervision" shall also include responsibility for the particular task to the extent the Owner so directs and provides the funds therefor.

        5.8 Manager shall obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against any portion of the Properties and recommend payment or appeal as its best judgment may decide. If and when received by Manager, Manager shall forward such bills to Owner in such time to permit Owner to avoid penalty for late payment or to permit Owner to take advantage of discounts and upon the written direction of Owner, Manager shall pay such bills from the Disbursement Account. Manager shall not make any payments on account of any ground lease, mortgage, deed of trust or other security instrument, if any, affecting any Properties unless such payments are included in the Approved Operating Budget.

        5.9 Manager shall operate the Properties in compliance with any ground lease, space lease, mortgage, deed of trust or other security instruments affecting the Properties and of which Manager has knowledge, but Manager shall not be required to make any payment or incur any liability on account thereof.

        5.10 Manager shall pay all leasing and operating expenses from the account for authorized expenditures.

        5.11 Manager shall prepare or cause to be prepared all payrolls and maintain comprehensive payroll records.

        5.12 Manager shall handle all banking matters related to its contractual responsibility.

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        5.13    Manager shall conduct, from time to time as Manager deems
necessary or as Owner requests, inspections of the Properties and provide Owner with a written report on its findings to the extent requested by Owner.

        5.14 Manager shall, on behalf of Owner, maintain complete and identifiable records and files on all matters pertaining to the Properties, including, without limitation, all revenues and expenditures, service contracts and leases, all of which records and files shall be the property of Owner.

        5.15 Manager shall have competent personnel available at all times for emergencies.

        5.16 Manager shall administer a tenant relations program which maintains a high visibility of management presence and service to tenants.

        5.17 Manager shall be available for communications with Owner and will keep Owner advised of items affecting the Properties.

        5.18    (a)     Manager, in the conduct of its responsibilities to
Owner, shall maintain adequate and separate books and records for the Properties in accordance with acceptable accounting standards for a modified cash basis accounting method, which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded, which books and records shall be the property of Owner. However, any computer software or other systems of Manager which are used to generate or keep such books and records shall remain the property of Manager. Such books and records shall include all information necessary to calculate and to audit amounts contained therein and shall otherwise comply with the requirements of the documents referred to in Section 5.9 hereof. Such books and records

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shall be maintained by Manager at the Properties or at such other location as may be mutually agreed upon in writing. Manager shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect Owner's assets from theft, error or fraudulent activity.

        5.18    (b)     Manager shall maintain records of, and furnish customary
(as requested) reports summarizing, all transactions occurring from the first day of the prior calendar quarter to the last day of the prior calendar quarter. These reports are to be received by Owner no later than thirty (30) calendar days after the end of the above described accounting period (or sooner if necessary for Owner or any partner of Owner to comply with governmental requirements of which Manager is given reasonable advance notice) and must report financial details which Owner may request. Reports on vacancies and other matters pertaining to the management, operation, and maintenance of the Properties will be provided on an annual basis. The reports shall include a comparison of quarterly and year-to-date actual income and expense with the Approved Operating Budget for the Properties.

        5.18    (c)     As additional support to the quarterly financial
statement, Manager shall provide, upon Owner's request, copies of the following:

                (i) All bank statements, bank deposit slips and bank reconciliations;

                (ii)    Detailed cash receipts and disbursements records;

                (iii)   Detailed trial balance;

                (iv)    Paid invoices;

        (e)     Summaries of adjusting journal entries; and

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        (f)     Supporting documentation for payroll, payroll taxes and employee benefits.

        5.18    (d)     All financial statements and reports required by Owner
will be prepared on an accrual basis in accordance with acceptable accounting standards for a modified cash basis accounting method.

        5.18    (e)     Manager shall maintain necessary liaison with Owner's
accountant.

        5.19 Manager shall use its reasonable efforts to assure full compliance with Federal, State and Municipal laws, ordinances, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Properties and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body. Manager shall promptly remedy any violation of any such law, ordinance, rules, regulation or order which comes to its attention, all at Owner's expense. Expenses incurred in remedying violations may be paid by Manager provided such expenses do not exceed $1,000 in any one instance. When more than such amount is required or if the violation is one for which the Property's title holder might be subject to penalty, Manager shall notify Owner by the end of the next business day to assure that prompt arrangements may be made to remedy the violation.

        5.20 Notwithstanding anything contained herein to the contrary, in case of emergency, Manager may make expenditures for repairs and other items which exceed approved budgets or prior approvals from Owner without prior written approval if in the reasonable judgment of Manager it is necessary to prevent damage or injury. Owner must be informed of any such expenditures before the end of the next business day.

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        5.21    Partnership and Company Management. Manager shall perform the following administrative services for Owner:

        (a) Forwarding to the partners of Owner, within a reasonable time after receipt thereof, all statements, reports and other information to be sent to them pursuant to the Limited Partnership Agreement of Owner (the "Limited Partnership Agreement") or as required by law; and

        (b) Forwarding to the partners of Owner, within a reasonable time after receipt thereof, checks of Owner, payable to the order of the partners of Owner representing cash distributions to be made pursuant to the Limited Partnership Agreement. All statements, reports, other information and checks that are to be forwarded to the partners of Owner, as aforesaid, shall be deemed to have been so forwarded when the same are deposited in the United States mail addressed to the addresses set forth in the Owner's records, or at such other addresses of which Manager has been notified in writing.

                                    ARTICLE 6

                              MANAGEMENT AUTHORITY

        6.1 Manager's authority is expressly limited to the provisions provided herein or as may be amended in writing from time to time by Owner and mutually agreed to and accepted by Manager in writing.

        6.2 The Approved Operating Budget shall constitute an authorization for Manager to expend money to operate and manage the Properties and Manager may do so without further approval as long as Manager does not exceed the total budgeted amount for all budget

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categories. Whenever the total budgeted amount is (or appears likely to be)
exceeded, a cumulative budget variance and a revised operating budget shall be presented to Owner for its consideration. Except as expressly permitted in this Agreement, Manager may not act outside of the Approved Operating Budget until the revised budget is approved in writing by Owner, which approval Owner will endeavor to give in a timely manner. Once approved, Manager's authority with the revised or any additionally revised budgets is the same as that authorized for the original budget.

        6.3 Any capital expenditures must be specifically authorized by Owner. With respect to the purchase and installation of capital items, Manager shall recommend that Owner purchase these items when Manager believes such purchase to be necessary or desirable. Owner may arrange to purchase and install the same itself or may authorize Manager to do so subject to prescribed supervision and specification requirements and conditions. Unless Owner specifically waives such requirements, either by memorandum or as an amendment to the contract, all new or replacement capital items exceeding Fifteen Thousand and No/100 Dollars ($15,000.00) shall be awarded on the basis of competitive bidding, solicited in the following manner:

        (a) A minimum of two written bids will be obtained for each purchase in excess of $15,000. A minimum of three written bids will be obtained for each purchase in excess of $25,000;

        (b) Each bid will be solicited in a form prescribed by Owner so that uniformity will exist in the bid quotes;

        (c) Manager shall provide Owner with all bid responses accompanied by Manager's recommendations as to the most acceptable bid. If Manager advises acceptance

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    of other than the lowest bidder, Manager shall adequately support, in writing, its recommendations; and

        (d) Owner shall be free to accept or reject any and all bids. Owner will communicate to Manager in writing its acceptance or rejection of bids. Owner may pay for capital expenses from its own resources or may authorize payment by Manager out of an appropriate account.

        6.4 Manager shall not enter into any contract with a party affiliated with or related to Manager for cleaning, maintaining, repairing or servicing the Properties or any of the constituent parts of the Properties without the prior written consent of Owner. As a condition to obtaining such consent, Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the affiliation or relationship between Manager (or other person or persons in control of Manager) and the party proposed to supply such goods or services, or both. Prior to entering into any such contract, whether or not with an affiliated or related party, Manager shall submit a proposal to Owner and Owner may veto the same if Owner reasonably deems it to be unnecessary, wasteful or inappropriate. Any such contract will include prudent cancellation rights.

        6.5 All leases and related lease documents, all contracts and all purchases, and all legal documentation related thereto, are to be in the name of Owner in the form prescribed by Owner and shall be executed by Owner, with the exception of contracts permitted under Section 6.4 hereof and of purchase orders related to the purchase of items within approved budgets, which may be executed by Manager. Owner expressly withholds from Manager any power or authority to make any structural change in the building or to make any other major alterations or

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additions in or to the building or equipment therein, or to incur any expense chargeable to Owner other than expenses related to exercising the express powers herein vested in Manager, without the prior written direction of Owner.

                                    ARTICLE 7

                                    INSURANCE

        7.1 Manager will upon written request, obtain in Owner's name and at Owner's expense and keep in force, in an amount requested by Owner, insurance against physical damage (e.g. fire and extended coverage endorsement, boiler and machinery, etc.) and against liability for loss, damage or injury to property or persons which might arise out of the occupancy, management, operation or maintenance of the Properties covered by this Agreement. Manager will be covered as an additional insured in all liability insurance maintained by Owner with respect to the Properties. Owner shall save Manager harmless from any liability on account of loss, damage or injury actually insured against by Owner provided
Manager:

        (a) notifies Owner within twenty-four (24) hours after Manager receives notice of any such loss, damage or injury;

        (b) takes no action (such as admission of liability), and omits no actions, which might bar Owner from obtaining any protection afforded by any policy Owner may hold or which might prejudice Owner in its defense to a claim based on such loss, damage or injury; and

        (c) agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance.

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Nothing herein shall be construed as indemnifying Manager against any intentional tort of Manager or his employees or agents or to indemnify Manager against any act or omission for which insurance protection is not available; neither is the foregoing intended to affect the general requirement of this Agreement that the Properties shall be managed, operated and maintained in a safe condition and in a proper and careful manner.

        7.2 Manager shall furnish whatever information is requested by Owner for the purpose of establishing the placement of insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. Owner shall include in its hazard policy covering the Properties and the personal property, fixtures and equipment located thereon, and Manager shall include in any fire policies for its furniture, furnishings or fixtures situated in the Properties, appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation (and Owner and Manager hereby waive all claims against the other) with respect to losses arising from causes insured against under such policies, even if caused by the negligence of a party, its agents or employees.

                                    ARTICLE 8

                             OWNER'S RIGHT TO AUDIT

        8.1 Owner reserves the right for Owner's employees or others appointed by Owner, to conduct examinations, during normal business hours upon written notice, of the books and records maintained for Owner by Manager no matter where the books and records are located. Owner also reserves the right to perform any and all additional audit tests relating to Manager's activities, either at the Properties or at any office of Manager, provided such audit tests are related to those activities performed by Manager for Owner.

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        8.2     Should Owner's employees or appointees discover either
weaknesses in internal control or errors in record keeping, Manager shall correct such discrepancies either upon discovery or within a reasonable period of time thereafter. Manager shall inform Owner in writing of the action taken to correct such audit discrepancies. Any and all such audits conducted either by Owner's employees or appointees will be at the sole expense of Owner, unless such audits indicate fraud or gross neglect.

                                    ARTICLE 9

                                  BANK ACCOUNTS

        9.1 Manager shall deposit all rents and other funds collected from the operation of the Properties, including any and all advance funds, in a bank account designated by Owner (the "Receipt Accounts") for the Properties in the name of Owner. The bank shall be informed in writing that the funds are held in trust for Owner and of the designated representatives of Manager that Owner has approved as having access to such accounts. If requested by Owner, Manager shall establish a second account (the "Disbursement Account"). It established, Manager shall pay the operating expenses of the Properties and any other payments relative to the Properties as required by the terms of this Agreement (including Manager's fee under Article 20 hereof) out of the Disbursement Account. Money shall be transferred from the Receipts Account to the Disbursement Account as deemed necessary by Manager.

        9.2 Manager shall, on behalf of Owner, maintain detailed records of all security deposits and such records will be open for inspection by Owner's employees or appointees.

        9.3 Owner may direct the Manager to change a depository bank or the depository arrangements.

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        9.4     Through the use of signature cards, authorized representatives of Owner shall be permitted access to any and all funds in the bank account described in Section 9.1. However, Owner and Owner's representative may not draw against said bank accounts without written communication to Manager. Manager's authority, and the authority of any designated representative of Manager, to draw against such accounts may be terminated at any time by Owner upon written notice to Manager.

        9.5 All bank records pertaining to Owner's accounts shall be the property of Owner.

                                   ARTICLE 10

                               PAYMENT OF EXPENSES

        10.1 The following costs (except as excluded by Section 10.3) are to be paid directly (unless disbursed under Section 10.2) from an appropriate account described in Section 9.1:

        (a) Costs of the gross salary and compensation or pro rata share thereof, to include, payroll taxes, insurance, workmen's compensation and other benefits, of on-site manager and approved staff, to the extent included in an approved budget; and

        (b) Any and all costs necessary to the management, operation and maintenance of the Properties which are covered within the approved budgetary guidelines as outlined in Articles 5 and 6 or which may exceed approved budgetary guidelines but which result from emergencies, and also including any items listed in Section 10.2.

        10.2 The following costs (except as excluded under Section 10.3), to the extent included in approved budgets, are to be reimbursed to Manager by Owner or paid directly by

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Manager from the Disbursement Account upon submittal by Manager to Owner of a regular billing accompanied by documentation which reasonably supports said billing.

        (a) General accounting and reporting services which are considered to be within the reasonable scope of the Manager's responsibility to Owner consistent with the applicable budget;

        (b) Cost of forms, papers, ledgers, and other supplies and equipment used in the on-site Manager's office;

        (c) The cost of insurance permitted or required to be maintained by Manager pursuant to the provisions of this Agreement;

        (d)     Cost of all bonuses paid to on-site employees;

        (e) Costs to correct any violation of federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, repair and maintenance of the Properties, or relative to the rules, regulations or orders of the local board of fire underwriters or other similar body, provided that such cost is not a result of the gross negligence or willful misconduct of Manager or its agents or employees;

        (f) Actual costs of making all repairs, decorations and alterations to the Properties;

        (g) Costs incurred by Manager in connection with all service agreements entered into by Manager in accordance with authorizations in this Agreement or approved by Owner;

        (h)     Costs of collection of delinquent rentals;

        (i) Costs of printed forms and supplies required for use at the Properties;

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        (j)     Costs of capital expenditures;

        (k)     Costs of printed checks for each bank account required by Owner;

        (l) Costs of adding machines, personal computers, and other equipment of such type used for managing the Properties;

        (m)     Leasing commissions payable to third parties;

        (n) Costs of Owner approved advertising, business expenses, professional dues, professional development, employee relocation expenses and travel for on-site supervision;

        (o) Legal fees of attorneys, provided such attorneys have been approved by Owner in writing in advance of retention;

        (p) Costs of outside audits as required by leases and other outside audits as may be requested by Owner in writing;

        (q) Costs of a management office, including necessary furnishings and equipment, as provided for in Section 10.4 hereof;

        (r) All other costs and expenses reasonably incurred by Manager in performing its duties hereunder;

        (s) A reasonable charge for the services rendered by Manager's home office groups; and

        (t) All other costs and expenses for which Owner is obligated to reimburse Manager as provided for in this Agreement.

        10.3 The following expenses or costs incurred by or on behalf of Manager shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

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        (a)     Costs of gross salary and wages, payroll taxes, insurance, worker's compensation, and other benefits of Manager's executive personnel; provided, however, a pro-rata portion of said costs and expenses and the costs of travel related thereto for Manager's supervisory personnel will be allocated to the Properties, based upon the amount of time spent by such personnel in supervising the Properties compared to supervising other properties;

        (b) All costs incurred as a result of Manager's breach of this Agreement, or in connection with Manager's gross negligence or willful misconduct; and

        (c) To the extent only that the same are not passed through to and paid by the tenants of the Properties as additional rental, costs of forms, papers, ledgers, and other supplies and equipment used in Manager's general accounting office, costs of electronic data processing equipment, or a pro-rata charge thereon, located at Manager's general accounting office, costs of electronic data processing, or any pro-rata charge thereof, for data processing provided by computer service companies to Manager's home office or general accounting office, or any other item of Manager's overhead at its home office or general accounting office.

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                                   ARTICLE 11

                               INSUFFICIENT INCOME

        11.1 If at any time the gross income (or cash in the Receipts Account and the Disbursement Account) from the Properties shall not be sufficient to pay the bills and charges which may be incurred with respect to the Properties, or if such gross income is insufficient to pay the combined sum of both bills and charges, Manager shall not be obligated to pay said expenses and charges from its own account. Manager shall notify Owner immediately upon first projection or awareness of a cash shortage or pending cash shortage and Owner and Manager shall jointly determine payment priority. After Manager has paid, to the extent of available gross income, all bills and charges based upon the ordered priorities set jointly by Owner and Manager, Manager shall submit to Owner a statement of all remaining unpaid bills. Owner shall thereafter and without undue delay provide sufficient monies to pay any unpaid expenses properly payable by Owner.

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                                   ARTICLE 12

                                   TERMINATION

        12.1 Owner may terminate this Agreement upon thirty (30) days advance notice to Manager in the event Owner sells the Properties to a third party which is unaffiliated with Owner in a bona fide transaction. Upon such termination, Owner shall pay to Manager a sum equal to the average annual Management Fee that was paid to Manager in the two calendar years preceding such sale (or, if less than two prior calendar years exist, then the average for such calendar years that do exist, or if no full calendar year exists, then such termination payment shall be the average monthly management fee since the commencement of this Agreement multiplied time twelve).

        12.2 If Manager shall fail to perform its duties under this Agreement, and if such failure shall continue for thirty (30) days after written notice from Owner, then Owner, in addition to the other remedies it may have at law or in equity, shall have the right to terminate this Agreement.

        12.3 Upon termination of this Agreement for any reason, Manager shall deliver to Owner the following with respect to the Properties:

        (a) A final accounting, reflecting the balance of income and expenses, as of the date of termination, to be delivered within thirty (30) days after such termination;

        (b) Any balance or monies of Owner or tenant security deposits, or both, including, without limitation, all funds in any bank accounts under
    Article 9 hereof, held by Manager to be delivered immediately upon such termination or withdrawal;

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        (c)     All records, contracts, leases, receipts for deposits, unpaid bills, other papers or documents, supplies, files, keys, and equipment, which pertain to the Properties to be delivered immediately to Owner at the Properties upon such termination; and

        (d) All service contracts in the name of Manager pertaining to the Properties shall be assigned to, and assumed by Owner.

        12.4 Manager shall deliver to Owner upon receipt any monies to which Owner is entitled that Manager receives after the termination of this Agreement.

                                   ARTICLE 13

                        CONSTRUCTION MANAGEMENT SERVICES

        13.1 Owner may, if it elects, engage Manager as construction manager with respect to the construction of all leasehold improvements within the Properties and with respect thereto Manager shall:

        (a) Evaluate and report the existing conditions of the base building;

        (b)     Prepare preliminary budgets and schedules;

        (c) Review and assist in the coordination of leasehold improvements design drawings;

        (d)     Conduct pre-bid and construction progress meetings;

        (e) Evaluate bids and make recommendations of the award of contracts;

        (f) Evaluate ongoing schedules and the quality of workmanship and adherence of work to contract documents, specifications and drawings;

        (g) Evaluate and verify accuracy of monthly construction draw requests;

        (h)     Assist architect in reviewing shop drawings;

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        (i)     Direct architect/engineers to create punch list; and

        (j) Coordinate with building management the use of the service elevator, the need for temporary utilities and loading docks.

        13.2 Manager shall be reimbursed for all out-of-pocket direct expenses incurred and paid to a third party while performing the responsibilities listed in this Article 13.

                                   ARTICLE 14

                                   COOPERATION

        Should any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner or title holder of the Properties which arise out of any of the matters relating to this Agreement, Manager shall promptly give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof, at the sole expense of Owner.

                                   ARTICLE 15

                               MANAGER'S LIABILITY

        15.1 Manager shall not, in the performance of this Agreement, be liable to Owner or to any other person for any act or omission (negligent, tortious or otherwise) of any agent or employee of Owner or Manager, unless the same results from gross negligence or willful misconduct of the Manager or its officers, employees, or agents acting within the scope of their office, employment or agency, or the breach of this Agreement by Manager, and Owner agrees to indemnify and hold harmless Manager and its officers, agents and employees from and against any and all causes of action, claims, losses, costs, expenses, liabilities, damages or injuries (including legal fees and disbursements) that Manager, and its officers, agents and employees may directly or indirectly sustain, suffer or incur on account of any such act or omission of any agent or employee of Owner or Manager, unless the same results from gross negligence or willful misconduct of the Manager or its officers, employees, or agents, acting within the scope of their office, employment or agency, or the breach of this Agreement by Manager.

        15.2 Notwithstanding any other provisions of this Agreement, in no event shall Owner make any claim against Manager, or its affiliates or subsidiaries, on account of any good faith interpretation by Manager of the provisions of this Agreement (even if such interpretation is later determined to be a breach of this Agreement) or any alleged errors in judgment made in good faith and in accordance with this Agreement in connection with the operation of the Properties hereunder by Manager or the performance of any advisory or technical services provided by or arranged by the Manager.

        15.3 Owner shall not object to any expenditures made by Manager in good faith in the course of its management of the Properties or in settlement of any claim arising out of the operation of the Properties unless such expenditure is specifically prohibited by this Agreement. Subject to Section 5.20 hereof, all expenditures in excess of approved budget amounts are specifically prohibited, without limitation on other expenditures that may also be so prohibited.

                                   ARTICLE 16

                                 REPRESENTATION

        Owner hereby represents that in entering into this Agreement Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may be prepared by Manager and understands that no guaranty is made or implied by Manager as to the future financial success of the Properties.

                                   ARTICLE 17

                                     CONSENT

        Except as otherwise expressly provided herein, whenever in this Agreement the consent or approval of Manager or Owner is required, such consent or approval shall not be unreasonably withheld or unduly delayed. Such consent shall also be in writing only and shall be duly executed by an authorized officer or agent for the party granting such consent or approval.

                                   ARTICLE 18

                           SUBSIDIARIES AND AFFILIATES

        Any contract or lease with respect to the Properties between Manager and any persons, corporation or other entity controlled by, under common control with or controlling Manager shall be subject to the prior written approval of Owner, and at Owner's sole discretion such approval may be withheld.

                                   ARTICLE 19

                                     NOTICES

        Any notice provided for in or permitted under this Agreement shall be made in writing and may be given or served by (i) delivering the same in person to the party to be notified, or (ii) depositing the same in the United States mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified. If notice is deposited in the United States mail pursuant to (ii) of this Article 19, it will be effective from and after the date of receipt or delivery thereof is refused. Notice given in any other manner shall be effective only if and when received by the party to be notified. For the purpose of notice, the address of the parties shall be, until changed as hereinafter provided for, as follows:

        if to Owner:

                Hartman Commercial Properties REIT
                1450 West Sam Houston Parkway, Suite 100
                Houston, Texas 77043
                Attn: President
        if to Manager:

                1450 West Sam Houston Parkway, Suite 100
                Houston, Texas 77043
                Attn: President

The parties shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any other address by at least fifteen (15) days' written notice to the other party. Each party shall have the right from time to time to specify additional parties to whom notice hereunder must be given by delivering to the other party fifteen (15) days' written notice thereof setting forth the address of such additional party or parties; provided, however, that neither party shall have the right to designate more than six (6) such additional parties. Notice required to be delivered hereunder to either party shall not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this
Article 19.

                                   ARTICLE 20

                                  COMPENSATION

        In addition to the sums Owner is obligated to pay Manager as described in this Agreement, each calendar year Manager shall receive remuneration for its services in managing and leasing the Properties as follows:

        (a) A management fee (the "Management Fee") amounting to five percent (5%) of the Effective Gross Revenues for the Properties, including but not limited to revenues arising from rentals for such year payable by tenants who lease space in the Properties, parking revenues, and all other revenues of whatever nature. The term "Effective Gross Revenues" shall mean all payments actually collected from tenants and occupants of the Properties, exclusive of

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(a) security and deposits (unless and until such deposits have been applied to the payment of current or past due rent) and (b) payments received from tenants in reimbursement of expenses of repairing damage caused by tenants. The Management Fee shall be payable monthly based on interim results and projections with annual reconciliations;

        (b) For the leasing services described in Section 5.5, following sums (the "Leasing Fees"):

                (1) For any lease which is executed, (a) during the term of this Agreement (i.e., prior to the termination of this Agreement), whether or not Manager has any involvement in the same, a fee equal to six percent (6%) of the Effective Gross Revenues which are payable pursuant to or on account of the applicable documents (the foregoing are herein called the "Original Leasing Fees"); and (b) within one hundred eighty (180) days after the termination of this Agreement and with respect to which Manager has had active involvement, the applicable fee described in clause (a) above.

                (2) For any lease extension, renewal, expansion or other similar right whereby a tenant extends its lease or leases additional space, (a) during the term of this Agreement (i.e., prior to the termination of this Agreement), whether or not Manager has any involvement in the same, a fee equal to four percent (4%) of the Effective Gross Revenues which are payable pursuant to or on account of the applicable documents, and (b) within one hundred eighty
(180) days after the termination of this Agreement and with respect to which Manager has had active involvement, the applicable fee described in clause (a) above.

        The foregoing fees shall be payable in full upon the date the applicable document is executed;

        (c) Owner will pay Manager a partnership management fee of one percent (1%) of the Effective Gross Revenues from the Properties for managing the day-to-day affairs of Owner, and providing the administrative services described in Section 5.21. Such fee shall be payable monthly within ten (10) days after the end of each calendar month, based upon the Effective Gross Revenues during such calendar month. Owner will pay Manager a fee for undertaking construction projects and making other repairs and improvements to the Properties. The fee will be equal to the sum that would be charged by a qualified third party contractor for similar services but will not exceed twenty-five percent (25%) of the total cost of the improvements under any circumstances. The construction fee due Manager will be payable when the improvements are completed. The timing and amount of such fee will be determined mutually by Owner and Manager; and

        (d)     Upon submission of the financial statements as required by
Article 5, Manager shall submit to Owner Manager's calculation of all fees, which fees shall be retained by Manager as described in Section 5.18(c) hereof.

                                   ARTICLE 21

                                  MISCELLANEOUS

        21.1 The pronouns used in this Agreement referring to Manager or Owner shall be understood and construed to apply whether Manager or Owner be an individual, co-partnership, corporation or an individual or individuals doing business under a firm or trade name, and the masculine and neuter pronouns shall each include the other and may be used interchangeably with the same meaning.

        21.2 Except as otherwise herein provided, any and all amendments, additions or deletions of this Agreement shall be null and void unless approved by the parties in writing.

        21.3 All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

        21.4 The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed as waiver of such terms and conditions on any future occasion. No waiver shall be implied by any isolated or repeated action or non-action. To be effective, any waiver must be in writing executed by the party to be bound thereby.

        21.5 This Agreement shall be binding upon and inure to the benefit of Owner, its successors and/or assigns, and shall be binding upon and inure to the benefit of Manager, and its successors.

        21.6 This Agreement shall be construed, interpreted and applied in accordance with and shall be governed by, the laws applicable to the State of Texas.

        21.7 Owner represents that it is the fee owner of the Properties and of the improvements and appurtenances and equipment installed therein, except such equipment as may be leased or acquired by Owner on a hire-purchase basis or as may be owned, leased or installed by tenants or other third parties.

        21.8 Nothing contained in this Agreement shall be construed so as to prohibit Manager from owning, operating, managing or investing in any real estate development. Additionally, Manager may engage in or possess an interest in other ventures of any nature and

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description independently or with others and Owner shall have no rights with respect thereto by virtue of this Agreement.

        21.9 Notwithstanding anything else herein to the contrary, in performing its services hereunder, Manager shall not violate the terms of the partnership agreement of Owner or of any ground lease, tenant lease, mortgage, deed of trust, easement or other instrument or agreement binding on or affecting the Properties of which Manager has knowledge.

        21.10 Pursuant to Section 5.03 of the Rehabilitation Act of 1973, as amended, as implemented by 41 C.F.R. 60-401, Section 4.02 of the Vietnam Era Adjustment Assistance Act of 1964, as implemented by 41 C.F.R. 60-250, and Executive Order 11246, as amended by Executive Order 11875, Manager agrees not to discriminate against any employee or applicant for employment because of said individual's race, religion, sex, national origin, physical or mental handicap or status as a disabled veteran of the Vietnam Era, in regard to any position for which the employee or applicant is otherwise qualified.

        21.11 Notwithstanding any provision hereof to the contrary, in no circumstances shall a shareholder, limited partner, director, officer, employee or agent ("Special Party") of a party hereto or of a Special Party of a party hereto be personally liable for any of the obligations of such party hereto under this Agreement except to the extent, if any, provided in any separate agreement now or hereafter executed and delivered by such Special Party nor shall any Special Party of a party hereto be liable to the other party hereto (the other party herein agreeing to indemnify such Special Party from and against any such liability) for any act or omission, negligent, tortious or otherwise, of such Special Party unless the same results from willful misconduct or gross negligence of, or (if such Special Party becomes a party hereto) a breach of this Agreement by, such Special Party.

        21.12 This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same agreement.

        21.13 The rights and obligations of Manager and Owner shall survive a termination of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                      HARTMAN REIT OPERATING PARTNERSHIP, L.P.

                                      By:  Hartman Commercial Properties REIT
                                      Its: General Partner

                                           By: /s/ Allen R. Hartman
                                              --------------------------------
                                           Name:  Allen R. Hartman
                                           Title: President

                                      HARTMAN MANAGEMENT, INC.

                                           By: /s/ Allen R. Hartman
                                              --------------------------------
                                           Name:  Allen R. Hartman
                                           Title: President